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NEWS
FOR IMMEDIATE RELEASE.
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                              Contact:   Keith E. Alessi
                                         Chairman, President & CEO
                                         TeleSpectrum
                                         (610) 878-7460


                    TELESPECTRUM, IDRC SIGN MERGER AGREEMENT


                    Deal To Form One of Largest Companies in
                   Multi-Billion Dollar Teleservices Industry


KING OF PRUSSIA, PA. - JANUARY 14,1999 - TeleSpectrum Worldwide Inc. ("TeleSpectrum"; NASDAQ: TLSP) announced today that it has entered into a merger agreement with International Data Response Corporation ("IDRC") of Rancho Santa Fe, California, a privately-held teleservices firm whose majority shareholder is McCown De Leeuw & Co. The combined companies, with 30 call centers in the U.S, 4 in Canada, and over 11,000 employees, will become the 7th largest teleservices company in the industry, based on combined 1998 revenues of approximately $330 million. It will operate under the TeleSpectrum name. The transaction, which was approved unanimously by the boards of directors of both companies, requires regulatory and shareholder approval and is expected to be consummated by mid-May, 1999. J.P. Morgan & Company acted as financial advisor to TeleSpectrum in this transaction.

"This is a tremendous opportunity for us", said Keith E. Alessi, TeleSpectrum's Chairman, President and CEO, who will become President and CEO of the new company. "The merger with IDRC will essentially double the size of our business and gives us a platform on which to accelerate growth, particularly in the inbound call business where IDRC is growing more quickly than TeleSpectrum."

"We're very pleased to partner with TeleSpectrum," added IDRC Chairman and CEO Jeffrey Stiefler, who will become Chairman of the combined enterprise. "They have developed a stable, profitable, and growing business that is viewed as one of the best managed and most highly valued operations in the industry. Further, in Keith Alessi, the new company will have a CEO with a proven ability to build highly successful businesses." Mr. Stiefler was previously President of American Express and CEO of IDS Financial Services, now American Express Financial Advisors.

Under the terms of the transaction, TeleSpectrum will issue 9,200,000 shares of common stock and refinance approximately $105,000,000 in IDRC's debt in return for 100% of IDRC's common stock. In addition, IDRC's shareholders will receive 3,000,000 warrants to purchase
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TeleSpectrum stock at a price of $9.67. TeleSpectrum has received a commitment from a bank syndicate led by Banque Nationale de Paris which will provide the funds necessary to refinance existing debt as well as a revolving line of credit for the company. In addition, the deal also received the approval of the board of directors of CRW Financial (NASDAQ: CRWF), which had entered into a previously-announced merger agreement with TeleSpectrum. It is expected that the CRW merger will take place immediately prior to the IDRC transaction. The CRW transaction will merge CRW (currently TeleSpectrum's largest shareholder) with TeleSpectrum and will result in a reduction in the number of shares used in calculating diluted earnings per share for TeleSpectrum of approximately 800,000 shares based upon the closing price of TeleSpectrum stock on January 13, 1999. The IDRC transaction will be accounted for as a purchase under the purchase accounting method. The CRW transaction will be accounted for as a treasury stock transaction.

Continued Alessi, "This transaction also allows the two companies to better leverage our technology, infrastructure investments, and corporate overhead. Further, IDRC has very strong senior management that will complement the existing TeleSpectrum team. In Jeff, who expects to spend the majority of his time on new business development, we have gained an invaluable asset thanks to his strong contacts at many large companies of the kind that look to us for outsourcing services."

Stiefler stated, "Both companies' management teams share a vision of what it will take to build an industry leading enterprise. We formed IDRC nearly three years ago because we felt there was a gap between the needs and expectations of clients and the capabilities of teleservices outsourcing providers. With this merger, we will be able to bridge that gap more concretely than ever before.
The combined companies will have the management, technology, product capability, service focus and strategic competence to meet, and exceed, the expectations of demanding clients for sophisticated outsourcing services."

Concluded Alessi, "We expect this transaction to be additive to earnings and even more additive to cash flow (EBITDA) per share. Importantly, it positions us well to exploit growth opportunities and to continue to consolidate within the industry."

The combined company will be headquartered in King of Prussia, PA., at TeleSpectrum's current headquarters. Combined, its 34 call centers will have 6,014 seats. The company also has a consulting and an interactive voice response business.

IDRC is a leading teleservices company which at the time of the transaction will operate 18 call centers in the United States and Canada. IDRC provides outbound and inbound telemarketing services and inbound customer care services for many large, Fortune 1,000 companies. IDRC's 1998 revenues were approximately $160 million.

IDRC operates in Canada under the name S & P Data and is the largest telemarketing company in Canada. It operates in the U.S. under the names Promark and IDRC. IDRC's U.S. centers are

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primarily located in the West and Midwest while TeleSpectrum's centers are in the East and Mid Atlantic states.

THE COMPANY

Headquartered in King of Prussia, Pa., TeleSpectrum Worldwide Inc. provides direct marketing and customer care services to Fortune 500 companies in a wide range of industries, including financial services, telecommunications, high tech, insurance, utilities, consumer products, health care/pharmaceutical, and government. TeleSpectrum Worldwide is a premier provider of inbound and outbound telemarketing, inbound customer service, interactive voice response, customer care consulting, and call center management. To learn more about TeleSpectrum Worldwide and its capabilities, please reference the Company's web site at .

FORWARD-LOOKING STATEMENTS

The statements contained herein regarding the proposed merger and TeleSpectrum Worldwide's financial performance are forward-looking statements that involve substantial risk and uncertainty. In accordance with the Private Securities Litigation Reform Act of 1995, the following are factors that could cause TeleSpectrum Worldwide's actual results to differ materially from those expressed or implied by such forward-looking statements: agreements with its existing clients generally do not assure a specific level or duration of revenue, revenue assumptions may not be realized, the growth and profitability assumptions assume the addition of new clients not currently identified, contracts may not be realized, capacity utilization rates may be adversely affected due to the competitors' actions or customers' needs, and cost cutting measures may have varying degrees of success. Since TeleSpectrum and IDRC have not reached a definitive agreement as of this date, no assurance can be given that such an agreement will ultimately be completed. Investors are encouraged to review TeleSpectrum Worldwide's SEC filings for more information about the factors affecting the Company's business.

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